Exhibit 99.1

AT THE COMPANY: Thomas P. Matthews Chief Strategy Officer 949-362-5800	IR INQUIRIES: Charles Messman, Todd Kehrli MKR Group 323-468-2300 ir@mkr-group.com

SMITH MICRO SOFTWARE REPORTS 2011 FIRST QUARTER
FINANCIAL RESULTS
Aliso Viejo, CA, May 4, 2011 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today reported financial results for its 2011 first quarter ended March 31, 2011.
“First quarter revenues were in line with our revised expectations, after we became aware that orders for our core connection manager product from one of our major customers would be greatly reduced this quarter,” said William W. Smith Jr., President and CEO of Smith Micro Software. “The wireless industry continues to rapidly evolve to faster data networks and new smart phones, tablets and laptop computers with increasing capabilities. We believe that this transition will create significant new opportunities for Smith Micro going forward. For example, the need for software to manage the increasing number of mobile hotspots launching in the market today is critical for the overall user experience, as well as better enabling carriers and device manufacturers to bring new solutions to market faster.”
“We made positive strides during the first quarter in preparation for the market launch later in Q2 of our QuickLink® Hotspot Manager, SODA™ (Secure-on Device API) and Mobile Network Director™. These powerful management products, along with our leading connection management solutions, continue to receive a strong reception from our partners and customers. As the mobile data market becomes increasingly complicated, the need for seamless solutions to manage the users’ connections is critical to the growth of the mobile data market.”
Mr. Smith concluded, “We remain very positive about the long-term prospects of the Company as technology evolves in the marketplace, and we anticipate that the pace of sales for mobile broadband devices using our software will begin to return to improved order levels in the second half of this year.”

Smith Micro Software First Quarter 2011 Financial Results	Page 2 of 7
Smith Micro reported revenue of $17.8 million for the first quarter ended March 31, 2011, compared to $29.9 million reported in the first quarter ended March 31, 2010.
First quarter gross profit on a GAAP basis was $14.0 million, compared to $26.1 million reported in the first quarter of 2010. On a non-GAAP basis (which excludes amortization of intangibles and stock compensation), first quarter gross profit was $15.3 million, compared to $27.6 million for the same quarter last year.
GAAP gross profit as a percentage of revenue was 78.8% for the first quarter of 2011, compared to 87.5% for the same quarter last year. Non-GAAP gross profit as a percentage of revenue was 86.0% for the first quarter of 2011, compared to 92.6% for the same quarter last year primarily due to our lower revenue.
GAAP net loss for the first quarter of 2011 was $7.8 million, or a loss of $0.22 per share, compared to GAAP net income of $1.6 million, or $0.05 per diluted share, for the first quarter of 2010.
Non-GAAP net loss for the first quarter of 2011 was $4.7 million, or a loss of $0.13 per share, compared to net income of $6.2 million, or $0.18 per diluted share, for the first quarter of 2010.
Total cash and cash equivalents and short-term investments at March 31, 2011 were $64.4 million.
Fully diluted weighted average common shares outstanding as of March 31, 2011 were 35.3 million compared to 34.2 million fully diluted weighted average common shares outstanding as of March 31, 2010.
The Company uses a non-GAAP reconciliation of gross profit, income before taxes, net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the first quarter 2011 is computed by using the Company’s combined U.S. federal and state statutory tax rate of 40.2%. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Smith Micro Software First Quarter 2011 Financial Results	Page 3 of 7
Financial Guidance:
Based on current financial data and management’s current plans and assumptions, Smith Micro is projecting that its revenues for the second fiscal quarter of 2011 will be between $15 million to $20 million.
Investor Conference Call:
Smith Micro Software will hold an investor conference call today to discuss the Company’s first quarter 2011 results at 4:30 p.m. ET, May 4, 2011. To access the call dial (800) 762-8908 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc. creates new possibilities by developing mobile applications and solutions to solve customer problems. Through our insight into the market, we develop new applications that put you in control of your digital lifestyle. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions.
To complete Smith Micro’s solutions, the company also provides server software applications and services to help its customers manage their software investments.
Safe Harbor Statement:
This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s quarterly revenues guidance, its financial prospects and other projections of its performance, the company’s ability to increase its business and the anticipated timing and financial performance of its new products and services and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies and mobile communications products, customer acceptance of those technologies and products, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software providers. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro Software First Quarter 2011 Financial Results	Page 4 of 7
Smith Micro, QuickLink, SODA, Mobile Network Director and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
Note: Financial Schedules Attached

Smith Micro Software First Quarter 2011 Financial Results	Page 5 of 7
Smith Micro Software, Inc.
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share amounts — unaudited)

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 03/31/11:
Gross profit	$14,015	$17	$1,260	$0	$15,292
Income (loss) before taxes	($12,969)	$3,009	$2,030	$0	($7,930)
Net income (loss)	($7,753)	$3,009	$2,030	($2,028)	($4,742)
EPS-diluted	($0.22)	$0.09	$0.06	($0.06)	($0.13)

Three Months Ended 03/31/10:
Gross profit	$26,130	$28	$1,484	$0	$27,642
Income before taxes	$2,946	$2,802	$2,253	$0	$8,001
Net income (loss)	$1,592	$2,802	$2,253	($486)	$6,161
EPS-diluted	$0.05	$0.08	$0.07	($0.02)	$0.18

Smith Micro Software First Quarter 2011 Financial Results	Page 6 of 7
Smith Micro Software, Inc.
Statements of Operations for the Three Months Ended March 31, 2011 and 2010
(in thousands, except per share amounts)

	For the Three Months
	Ended March 31
	2011	2010
	(unaudited)	(unaudited)
Revenues	$17,791	$29,862
Cost of revenues	3,776	3,732

Gross profit	14,015	26,130

Operating expenses:
Selling and marketing	8,362	7,290
Research and development	11,680	10,128
General and administrative	6,985	5,806

Total operating expenses	27,027	23,224

Operating income (loss)	(13,012)	2,906
Interest and other income	43	40

Income (loss) before taxes	(12,969)	2,946
Income tax expense (benefit)	(5,216)	1,354

Net income (loss)	$(7,753)	$1,592

Earnings (loss) per share:
Basic	$(0.22)	$0.05
Diluted	$(0.22)	$0.05

Weighted average shares outstanding:
Basic	35,263	33,730
Diluted	35,263	34,176

Smith Micro Software First Quarter 2011 Financial Results	Page 7 of 7
Smith Micro Software, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$7,689	$17,856
Short term investments	56,683	54,694
Accounts receivable, net	24,810	29,812
Income tax receivable	2,872	2,872
Inventory, net	352	370
Prepaid and other assets	1,407	1,167
Deferred tax asset	1,852	2,565

Total current assets	95,665	109,336
Equipment & improvements, net	17,478	11,623
Goodwill	94,231	94,231
Intangible assets, net	17,429	19,459
Other assets	240	243
Deferred tax asset	6,253	—

TOTAL ASSETS	$231,296	$234,892

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,224	$4,592
Accrued liabilities	8,253	8,444
Deferred revenue	438	1,667

Total current liabilities	15,915	14,703

Long-term liabilities	525	197
Deferred tax liability	1,727	1,727

Total non-current liabilities	2,252	1,924

Stockholders’ equity:
Common stock	36	35
Additional paid in capital	204,314	201,702
Accumulated other comprehensive loss	(6)	(10)
Accumulated earnings	8,785	16,538

Total stockholders’ equity	213,129	218,265

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$231,296	$234,892